EXHIBIT 99.1

Piedmont Office Realty Trust Reports Second Quarter 2020 Results
ATLANTA, July 29, 2020--Piedmont Office Realty Trust, Inc. ("Piedmont" or the "Company") (NYSE:PDM), an owner of Class A office properties located primarily in select sub-markets within seven major Eastern U.S. office markets, today announced its results for the quarter ended June 30, 2020.

Highlights for the Quarter Ended June 30, 2020:

•Reported net income applicable to common stockholders of $192.4 million, or $1.52 per diluted share, for the quarter ended June 30, 2020, as compared with $8.2 million, or $0.06 per diluted share, for the quarter ended June 30, 2019;
•Achieved a 14% increase in Core Funds From Operations, reporting $0.49 per diluted share for the quarter ended June 30, 2020 as compared to $0.43 for the quarter ended June 30, 2019;
•Completed the disposition of 1901 Market Street, the Company's only Philadelphia asset, for approximately $360 million, resulting in the recognition of a $191.4 million gain on sale of real estate assets that is included in the second quarter's results of operations;
•Related to the sale of 1901 Market Street, the Company prepaid a $160 million mortgage secured by the property, resulting in the recognition of a $9.3 loss on early extinguishment of debt that is also included in the second quarter's results of operations;
•Completed approximately 271,000 square feet of primarily renewal leasing, resulting in an approximately 3.7% and 6.4% roll up in cash and accrual rents, respectively, on leases executed during the quarter for space vacant for one year or less; and
•Collected 99% of billed tenant receivables during the second quarter.

Commenting on the second quarter's results, Brent Smith, President and Chief Executive Officer, said, "The sale of 1901 Market Street was definitely the highlight of our quarter, concluding a successful recycling story for Piedmont, and allowing us to dispose of a long-term, 100%-leased asset in a non-strategic market, and to fully reinvest the proceeds accretively into a strategic submarket in Dallas. As a result of this significant transaction, 96% of our annualized lease revenue is now generated from our seven core markets, with approximately half from Sunbelt locations. While new leasing activity was curtailed during the quarter due to the COVID-19 restrictions, we continue to experience good lease renewals and strong rent collections from our portfolio of credit-worthy tenants and are thankful for the strong balance sheet and liquidity position that have always been a part of our operating objectives. We are beginning to see improved leasing activity in several of our markets, which are easily accessible, provide convenient, walkable amenities and are not dependent on mass transit."

Results for the Quarter ended June 30, 2020

Piedmont recognized net income applicable to common stockholders for the three months ended June 30, 2020 of $192.4 million, or $1.52 per diluted share, as compared with $8.2 million, or $0.06 per diluted share, for the three months ended June 30, 2019. The second quarter of 2020 included a $191.4 million gain on sale of real estate asset and a $9.3 million loss on early extinguishment of debt associated with the sale of 1901 Market Street in Philadelphia, PA and resulting repayment of the $160 million mortgage associated with the property during the quarter.
Funds From Operations ("FFO"), which removes the impact of the gain on sale of real estate asset mentioned above, as well as depreciation and amortization, was $0.41 per diluted share for both the three months ended June 30, 2020 and 2019. The second quarter of 2020's results include the $9.3 million loss on early extinguishment of debt mentioned above, offset by rental rate growth throughout the portfolio over the past twelve months, cost savings from reduced active occupancy, the commencement of certain large leases, and net acquisition and disposition activity since April 1, 2019.
Core Funds From Operations ("Core FFO"), which removes the loss on early extinguishment of debt mentioned above, as well as the same items enumerated in calculating FFO, was $0.49 per diluted share for the three months ended June 30, 2020, as compared with $0.43 per diluted share for the three months ended June 30, 2019 reflecting rental rate growth throughout the portfolio over the past twelve months, the commencement of certain large leases, as well as net acquisition and disposition activity since April 1, 2019.
Total revenues and property operating costs were $134.6 million and $53.1 million, respectively, for the three months ended June 30, 2020, compared to $130.7 million and $52.4 million, respectively, for the second quarter of 2019, with both line items reflecting the commencement of new leases, lower costs from reduced active occupancy, the expiration of operating expense recovery abatements, and net transactional activity during the twelve months prior to June 30, 2020. General and administrative expense was $5.9 million for the second quarter of 2020 as compared to $12.4 million for the same period in 2019, with the three months ended June 30, 2020 reflecting decreased accruals for stock based compensation, while the amount for the second quarter of 2019 reflects $3.2 million of one-time expenses associated with the senior management transition that took place on June 30, 2019.

Leasing Update

During the three months ended June 30, 2020, Piedmont completed approximately 271,000 square feet of leasing across its portfolio, with most activity centering around renewals. The most significant lease executed during the second quarter was Brother International's renewal of their approximately 102,000 square feet at 200 Bridgewater Crossing in Bridgewater, NJ. The second quarter's executed leases for recently occupied space reflected a 3.7% roll up in cash rents and 6.4% increase in accrual rents.
As of June 30, 2020, the Company's reported leased percentage and weighted average remaining lease term were approximately 89% and 6.3 years, respectively, with approximately 1.5 million square feet of executed leases for vacant space yet to commence or under rental abatement. Other than the City of New York's 313,000 square foot lease that is currently in holdover status at 60 Broad Street in New York, the Company has no other lease expirations greater than 1% of annualized lease revenue during the eighteen month period following June 30, 2020. The Company remains in advanced discussions for the long-term renewal of substantially all of the City of New York's leased square footage.
Same Store Net Operating Income ("Same Store NOI") increased 1.7% and decreased (2.3)% on a cash and accrual basis, respectively, for the three months ended June 30, 2020 as compared to the three months ended June 30, 2019. The increase in cash basis Same Store NOI was attributable to the expiration of lease abatements while the decrease in accrual basis Same Store NOI was primarily the result of the recognition of charges against rental revenue for tenant-specific and general collectibility risks during the second quarter of 2020. Details outlining Piedmont's largest upcoming lease commencements and expirations, the status of certain major leasing activity and a schedule of the largest lease abatements can be found in the Company's quarterly supplemental information package available at www.piedmontreit.com.

Transactional and Financing Update

During the three months ended June 30, 2020, Piedmont sold its approximately 801,000 square foot, 45-story, 100%-leased 1901 Market Street building in Philadelphia, PA for approximately $360 million, or $450 per square foot, and recognized a gain on sale of real estate assets of approximately $191.4 million in its second quarter results of operations. Additionally, as a result of the sale, Piedmont repaid the $160 million mortgage associated with the property and recognized a loss on early extinguishment of debt of $9.3 million as a result of the prepayment and write-off of unamortized debt issuance costs. The Company used a portion of the remaining proceeds of the sale to pay off the balance outstanding on its $500 million unsecured line of credit and, as a result, the full capacity of the $500 million line is currently available. The transaction was structured as a 1031 exchange with the Company's recent purchase of the Dallas Galleria Office Towers for tax purposes; therefore no special distribution of the gain on sale will be required. As a result of the disposition of 1901 Market Street, 96% of Piedmont’s annualized lease revenue is now generated from its seven core markets, with approximately half derived from its Sunbelt locations.

Third Quarter 2020 Dividend Declaration

On July 29, 2020, the board of directors of Piedmont declared a dividend for the third quarter of 2020 in the amount of $0.21 per share on its common stock to stockholders of record as of the close of business on August 28, 2020, payable on September 18, 2020.

Impact of COVID-19 on Guidance for 2020

As the duration and severity of the COVID-19 pandemic and the longer-term consequences on the economy and our tenants continue to be unknown, the Company is not providing guidance for 2020 at this time. Notwithstanding the economic backdrop, Piedmont has a strong, diversified tenant base, a majority of which is investment grade quality. Consequently, during the second quarter of 2020 the Company collected 99% of billed tenant receivables, net of approximately $3.6 million of tenant cash receipts that have been deferred until later in 2020 or 2021.
Additionally, the Company has a prudent balance sheet with excellent liquidity, including approximately $30 million in cash and full availability under its $500 million line of credit at June 30, 2020 and no debt maturities until late 2021. Despite the widespread impacts of the COVID-19 pandemic on the global economy, the Company currently anticipates that its overall leased percentage and expected 2020 financial performance will not be severely impacted by the pandemic.
While it is no longer providing guidance for 2020, the Company is providing additional information regarding performance year-to-date, identified trends and its current expectations for how the pandemic could impact performance for the year when compared to its original expectations for the year:

•New tenant leasing activity slowed during the second quarter. The Company believes this trend will continue throughout the third quarter, likely pushing “new tenant” leasing goals out several months, and modestly lowering 2020 net operating income (“NOI”) by approximately $5 million.
•Piedmont’s transient parking income is estimated to be lower by approximately $2 million for the year.
•With respect to retail tenant income, which is about 1% of the Company’s total 2020 revenues, overall retail NOI is estimated to be lower by approximately $2 million for the year.

•In addition to the items above, during the second quarter, the Company took an approximate charge of $1.8 million against rental revenue in recognition of an increase in collectibility risk. As a precautionary measure, the Company also established an additional approximately $5 million general reserve for potential future losses, which is approximately 1% of the Company’s annualized revenue.
•The Company expects lower operating expenses at its buildings during 2020. The Company-portion of the operating expense savings is anticipated to be $1 to $2 million for the year.
•The Company anticipates $5 million lower interest expense for 2020 due to lower prevailing interest rates.

These identified impacts of the COVID-19 pandemic on NOI during 2020 equate to a net reduction of approximately $10-12 million from our original expectations for the year. These estimated effects of COVID-19 on the Company's financial performance are based upon the premise that the economic slowdown abates during the fourth quarter of 2020. The Company will reevaluate guidance once the longer-term consequences of the COVID-19 pandemic on the economy and our tenants can be more thoroughly considered.

Non-GAAP Financial Measures

To supplement the presentation of the Company’s financial results prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), this release and the accompanying quarterly supplemental information as of and for the period ended June 30, 2020 contain certain financial measures that are not prepared in accordance with GAAP, including FFO, Core FFO, AFFO, Same Store NOI (cash and accrual basis), Property NOI (cash and accrual basis), EBITDAre, and Core EBITDA. Definitions and reconciliations of each of these non-GAAP measures to their most comparable GAAP metrics are included below and in the accompanying quarterly supplemental information.
Each of the non-GAAP measures included in this release and the accompanying quarterly supplemental financial information has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release and the accompanying quarterly supplemental information may not be comparable to similarly titled measures disclosed by other companies, including other REITs. The Company may also change the calculation of any of the non-GAAP measures included in this news release and the accompanying supplemental financial information from time to time in light of its then existing operations.

Conference Call Information

Piedmont has scheduled a conference call and an audio web cast for Thursday, July 30, 2020 at 11:00 A.M. Eastern daylight time. The live, listen-only, audio web cast of the call may be accessed on the Company's website at http://investor.piedmontreit.com/news-and-events/events-calendar. Dial-in numbers for analysts who plan to actively participate in the call are (844) 369-8770 for participants in the United States and Canada and (862) 298-0840 for international participants. A replay of the conference call will be available through 11:00 A.M. Eastern daylight time on August 13, 2020, and may be accessed by dialing (877) 481-4010 for participants in the United States and Canada and (919) 882-2331 for international participants, followed by conference identification code 35682. A web cast replay will also be available after the conference call in the Investor Relations section of the Company's website. During the audio web cast and conference call, the Company's management team will review second quarter 2020 performance, discuss recent events, and conduct a question-and-answer period.

Supplemental Information

Quarterly supplemental information as of and for the period ended June 30, 2020 can be accessed on the Company`s website under the Investor Relations section at www.piedmontreit.com.

About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. (NYSE: PDM) is an owner, manager, developer, redeveloper, and operator of high-quality, Class A office properties located primarily in select sub-markets within seven major Eastern U.S. office markets, with the majority of its revenue being generated from the Sunbelt. Its geographically-diversified, approximately $5 billion portfolio is currently comprised of approximately 17 million square feet. The Company is a fully-integrated, self-managed real estate investment trust (REIT) with local management offices in each of its markets and is investment-grade rated by S&P Global Ratings (BBB) and Moody’s (Baa2). At the end of the second quarter, approximately 63% of the company’s portfolio was ENERGY STAR certified and approximately 41% was LEED certified. For more information, see www.piedmontreit.com.

Forward Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of the Company`s performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "believe," "continue" or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this press release include: whether the Company's overall leased percentage and expected 2020 financial performance will be severely impacted by the pandemic; whether new tenant leasing activity will continue to be slow throughout the third quarter, pushing “new tenant” leasing goals out several months, and modestly lowering 2020 net operating income (“NOI”) by approximately $5 million; whether Piedmont’s transient parking income will be lower by approximately $2 million for the year; whether overall retail NOI will be lower by approximately $2 million for the year; whether the Company will realize operating expense savings of $1 to $2 million for the year; whether the Company will realize $5 million of interest expense savings for 2020 due to lower prevailing interest rates; whether the identified impacts of the COVID-19 pandemic on NOI during 2020 will equate to a net reduction of approximately $10-12 million from our original expectations for the year; and whether the economic slowdown will abate during the fourth quarter of 2020.

The following are some of the factors that could cause the Company's actual results and its expectations to differ materially from those described in the Company's forward-looking statements: actual or threatened public health epidemics or outbreaks, such as the novel coronavirus (COVID-19) pandemic that the world is currently experiencing, and governmental and private measures taken to combat such health crises, which may affect our personnel, tenants, and the costs of operating our assets; economic, regulatory, socioeconomic changes, and/or technology changes (including accounting standards) that impact the real estate market generally, or that could affect patterns of use of commercial office space;

the impact of competition on our efforts to renew existing leases or re-let space on terms similar to existing leases; changes in the economies and other conditions affecting the office sector in general and specifically the seven markets in which we primarily operate where we have high concentrations of our annualized lease revenue; lease terminations, lease defaults, or changes in the financial condition of our tenants, particularly by one of our large lead tenants; adverse market and economic conditions, including any resulting impairment charges on both our long-lived assets or goodwill resulting therefrom; the success of our real estate strategies and investment objectives, including our ability to identify and consummate suitable acquisitions and divestitures; the illiquidity of real estate investments, including regulatory restrictions to which REITs are subject and the resulting impediment on our ability to quickly respond to adverse changes in the performance of our properties; the risks and uncertainties associated with our acquisition and disposition of properties, many of which risks and uncertainties may not be known at the time of acquisition or disposition; development and construction delays and resultant increased costs and risks; our real estate development strategies may not be successful; future acts of terrorism or armed hostilities in any of the major metropolitan areas in which we own properties, or future cybersecurity attacks against us or any of our tenants; costs of complying with governmental laws and regulations; additional risks and costs associated with directly managing properties occupied by government tenants, including an increased risk of default by government tenants during periods in which state or federal governments are shut down or on furlough; significant price and volume fluctuations in the public markets, including on the exchange which we listed our common stock; changes in the method pursuant to which the LIBOR rates are determined and the potential phasing out of LIBOR after 2021; the effect of future offerings of debt or equity securities or changes in market interest rates on the value of our common stock; uncertainties associated with environmental and other regulatory matters; potential changes in political environment and reduction in federal and/or state funding of our governmental tenants; changes in the financial condition of our tenants directly or indirectly resulting from geopolitical developments that could negatively affect international trade, including the uncertainty surrounding the United Kingdom’s withdrawal from the European Union, the termination or threatened termination of existing international trade agreements, or the implementation of tariffs or retaliatory tariffs on imported or exported goods; the effect of any litigation to which we are, or may become, subject; additional risks and costs associated with owning properties occupied by co-working tenants, including risks of default during start-up and during economic downturns; changes in tax laws impacting REITs and real estate in general, as well as our ability to continue to qualify as a REIT under the Internal Revenue Code of 1986 or otherwise adversely affect our stockholders; the future effectiveness of our internal controls and procedures; and other factors, including the risk factors discussed under Item 1A. of Piedmont’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Reports on Form 10-Q for the three months ended March 31, 2020 and June 30, 2020.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Research Analysts/ Institutional Investors Contact:
Eddie Guilbert
770-418-8592
research.analysts@piedmontreit.com

Shareholder Services/Transfer Agent Services Contact:
Computershare, Inc.
866-354-3485
investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets
(in thousands)

	June 30, 2020	December 31, 2019
	(unaudited)
Assets:
Real estate assets, at cost:
Land	$505,228	$485,560
Buildings and improvements	3,258,713	2,943,685
Buildings and improvements, accumulated depreciation	(776,870)	(730,750)
Intangible lease assets	164,145	125,171
Intangible lease assets, accumulated amortization	(58,148)	(50,766)
Construction in progress	51,045	29,920
Real estate assets held for sale, gross	—	233,951
Real estate assets held for sale, accumulated depreciation and amortization	—	(94,261)
Total real estate assets	3,144,113	2,942,510
Cash and cash equivalents	36,469	13,545
Tenant receivables	8,494	8,226
Straight line rent receivables	147,418	132,342
Restricted cash and escrows	1,769	1,841
Prepaid expenses and other assets	33,017	25,427
Goodwill	98,918	98,918
Deferred lease costs, gross	459,398	413,071
Deferred lease costs, accumulated depreciation	(159,883)	(147,324)
Other assets held for sale, gross	—	63,158
Other assets held for sale, accumulated depreciation	—	(34,957)
Total assets	$3,769,713	$3,516,757
Liabilities:
Unsecured debt, net of discount and unamortized debt issuance costs	$1,592,693	$1,292,374
Secured debt, inclusive of premium and unamortized debt issuance costs	28,784	189,030
Accounts payable, accrued expenses, and accrued capital expenditures	95,419	117,496
Dividends payable	—	26,427
Deferred income	35,226	34,609
Intangible lease liabilities, less accumulated amortization	41,179	25,069
Interest rate swaps	28,575	5,121
Other liabilities held for sale	—	7,657
Total liabilities	1,821,876	1,697,783
Stockholders' equity :
Common stock	1,260	1,258
Additional paid in capital	3,691,377	3,686,398
Cumulative distributions in excess of earnings	(1,723,147)	(1,871,375)
Other comprehensive income	(23,360)	967
Piedmont stockholders' equity	1,946,130	1,817,248
Non-controlling interest	1,707	1,726
Total stockholders' equity	1,947,837	1,818,974
Total liabilities and stockholders' equity	$3,769,713	$3,516,757

Number of shares of common stock outstanding as of end of period	126,025	125,783

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	6/30/2020	6/30/2019	6/30/2020	6/30/2019
Revenues:
Rental and tenant reimbursement revenue	$131,247	$125,468	$263,401	$251,634
Property management fee revenue	622	422	1,395	2,414
Other property related income	2,762	4,778	7,006	9,556
Total revenues	134,631	130,668	271,802	263,604
Expenses:
Property operating costs	53,148	52,380	106,338	104,185
Depreciation	27,200	26,348	55,084	52,873
Amortization	24,349	18,461	47,980	36,161
General and administrative	5,937	12,418	14,580	21,786
Total operating expenses	110,634	109,607	223,982	215,005
Other income (expense):
Interest expense	(13,953)	(15,112)	(29,217)	(30,605)
Other income	349	752	498	1,029
Loss on early extinguishment of debt	(9,336)	—	(9,336)	—
Gain on sale of real estate assets	191,369	1,451	191,372	39,338
Total other income (expense)	168,429	(12,909)	153,317	9,762
Net income	192,426	8,152	201,137	58,361
Net loss/(income) applicable to noncontrolling interest	1	1	(1)	—
Net income applicable to Piedmont	$192,427	$8,153	$201,136	$58,361
Weighted average common shares outstanding - diluted	126,500	126,491	126,456	126,404
Net income per share applicable to common stockholders - diluted	$1.52	$0.06	$1.59	$0.46

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	6/30/2020	6/30/2019	6/30/2020		6/30/2019
GAAP net income applicable to common stock	$192,427	$8,153	$201,136		$58,361
Depreciation of real estate assets(1)	26,873	26,128	54,424		52,437
Amortization of lease-related costs	24,336	18,446	47,954		36,131
Gain on sale of real estate assets	(191,369)	(1,451)	(191,372)		(39,338)
NAREIT Funds From Operations applicable to common stock*	52,267	51,276	112,142		107,591
Retirement and separation expenses associated with senior management transition in June 2019	—	3,175	—		3,175
Loss on early extinguishment of debt	9,336	—	9,336		—
Core Funds From Operations applicable to common stock*	61,603	54,451	121,478		110,766
Amortization of debt issuance costs, fair market adjustments on notes payable, and discounts on debt	672	525	1,249		1,048
Depreciation of non real estate assets	319	212	644		420
Straight-line effects of lease revenue	(7,278)	(3,223)	(14,063)		(5,906)
Stock-based compensation adjustments	645	2,184	2,945		4,964
Net effect of amortization of above/below-market in-place lease intangibles	(3,304)	(2,088)	(6,277)		(4,086)
Non-incremental capital expenditures(2)	(7,689)	(9,691)	(42,451)	(3)	(13,058)
Adjusted Funds From Operations applicable to common stock*	$44,968	$42,370	$63,525		$94,148
Weighted average common shares outstanding - diluted	126,500	126,491	126,456		126,404
Funds From Operations per share (diluted)	$0.41	$0.41	$0.89		$0.85
Core Funds From Operations per share (diluted)	$0.49	$0.43	$0.96		$0.88

(1)Excludes depreciation of non real estate assets.

(2)Capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives incurred to lease space that was vacant at acquisition, leasing costs for spaces vacant for greater than one year, leasing costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building and renovations that change the underlying classification of a building are excluded from this measure.

(3)Includes the leasing commission for the approximately 20-year, 520,000-square-foot renewal and expansion of the State of New York's lease at our 60 Broad Street building in New York City that was executed during the fourth quarter of 2019.

Piedmont Office Realty Trust, Inc.
EBITDAre, Core EBITDA, Property Net Operating Income (Cash and Accrual), Same Store Net Operating Income (Cash and Accrual)
Unaudited (in thousands)

	Cash Basis		Accrual Basis
	Three Months Ended		Three Months Ended
	6/30/2020	6/30/2019	6/30/2020	6/30/2019

Net income applicable to Piedmont (GAAP)	$192,427	$8,153	$192,427	$8,153
Net loss applicable to noncontrolling interest	(1)	(1)	(1)	(1)
Interest expense	13,953	15,112	13,953	15,112
Depreciation	27,192	26,340	27,192	26,340
Amortization	24,336	18,446	24,336	18,446
Gain on sale of real estate assets	(191,369)	(1,451)	(191,369)	(1,451)
EBITDAre*	66,538	66,599	66,538	66,599
Loss on early extinguishment of debt	9,336	—	9,336	—
Retirement and separation expenses associated with senior management transition	—	3,175	—	3,175
Core EBITDA*	75,874	69,774	75,874	69,774
General & administrative expenses	5,937	9,244	5,937	9,244
Management fee revenue	(282)	(201)	(282)	(201)
Other income	(134)	(56)	(134)	(56)
Non-cash general reserve for uncollectible accounts	4,865	—
Straight line effects of lease revenue	(7,278)	(3,223)
Amortization of lease-related intangibles	(3,304)	(2,088)
Property NOI*	75,678	73,450	81,395	78,761
Net operating income from:
Acquisitions	(10,109)	(921)	(13,518)	(1,155)
Dispositions	(4,384)	(12,320)	(5,195)	(13,424)
Other investments(1)	(224)	(246)	(177)	(220)
Same Store NOI*	$60,961	$59,963	$62,505	$63,962
Change period over period in Same Store NOI	1.7%	N/A	(2.3)%	N/A

(1)Other investments consist of our investments in active redevelopment and development projects, land, and recently completed redevelopment and development projects for which some portion of operating expenses were capitalized during the current or prior reporting periods. The operating results from Two Pierce Place in Itasca, IL are included in this line item.

Piedmont Office Realty Trust, Inc.
EBITDAre, Core EBITDA, Property Net Operating Income (Cash and Accrual), Same Store Net Operating Income (Cash and Accrual)
Unaudited (in thousands)

	Cash Basis		Accrual Basis
	Six Months Ended		Six Months Ended
	6/30/2020	6/30/2019	6/30/2020	6/30/2019

Net income applicable to Piedmont (GAAP)	$201,136	$58,361	$201,136	$58,361
Net income applicable to noncontrolling interest	1	—	1	—
Interest expense	29,217	30,605	29,217	30,605
Depreciation	55,069	52,858	55,069	52,858
Amortization	47,954	36,131	47,954	36,131
Gain on sale of real estate assets	(191,372)	(39,338)	(191,372)	(39,338)
EBITDAre*	142,005	138,617	142,005	138,617
Loss on early extinguishment of debt	9,336	—	9,336	—
Retirement and separation expenses associated with senior management transition	—	3,175	—	3,175
Core EBITDA*	151,341	141,792	151,341	141,792
General & administrative expenses	14,580	18,611	14,580	18,611
Management fee revenue	(677)	(2,023)	(677)	(2,023)
Other (income)\expense	(67)	(118)	(67)	(118)
Non-cash general reserve for uncollectible accounts	4,865	—
Straight line effects of lease revenue	(14,063)	(5,906)
Amortization of lease-related intangibles	(6,277)	(4,086)
Property NOI*	149,702	148,270	165,177	158,262
Net operating income from:
Acquisitions	(18,214)	(920)	(23,786)	(1,155)
Dispositions	(8,979)	(27,177)	(10,655)	(27,826)
Other investments(1)	(306)	(285)	(239)	(270)
Same Store NOI *	$122,203	$119,888	$130,497	$129,011
Change period over period in Same Store NOI	1.9%	N/A	1.2%	N/A

(1)Other investments consist of our investments in active redevelopment and development projects, land, and recently completed redevelopment and development projects for which some portion of operating expenses were capitalized during the current or prior reporting periods. The operating results from Two Pierce Place in Itasca, IL are included in this line item.

*Definitions:

Funds From Operations ("FFO"): The Company calculates FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property and impairment losses, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that FFO is helpful to investors as a supplemental performance measure because it excludes the effects of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. The Company also believes that FFO can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations ("Core FFO"): The Company calculates Core FFO by starting with FFO, as defined by NAREIT, and adjusting for gains or losses on the extinguishment of swaps and/or debt, acquisition-related expenses (that are not capitalized) and any significant non-recurring items. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to the Company’s core business operations. As a result, the Company believes that Core FFO can help facilitate comparisons of operating performance between periods and provides a more meaningful predictor of future earnings potential. Other REITs may not define Core FFO in the same manner as the Company; therefore, the Company’s computation of Core FFO may not be comparable to that of other REITs.

Adjusted Funds From Operations ("AFFO"): The Company calculates AFFO by starting with Core FFO and adjusting for non-incremental capital expenditures and acquisition-related costs (that are not capitalized) and then adding back non-cash items including: non-real estate depreciation, straight-lined rents and fair value lease adjustments, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. AFFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that AFFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments. Other REITs may not define AFFO in the same manner as the Company; therefore, the Company’s computation of AFFO may not be comparable to that of other REITs.

EBITDAre: The Company calculates EBITDAre in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines EBITDAre as net income (computed in accordance with GAAP) adjusted for gains or losses from sales of property, impairment losses, depreciation on real estate assets, amortization on real estate assets, interest expense and taxes, along with the same adjustments for unconsolidated partnerships and joint ventures. Some of the adjustments mentioned can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. EBITDAre is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that EBITDAre is helpful to investors as a supplemental performance measure because it provides a metric for understanding the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization) and capitalization and capital structure expenses (such as interest expense and taxes). The Company also believes that EBITDAre can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define EBITDAre in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of EBITDAre may not be comparable to that of such other REITs.

Property Net Operating Income ("Property NOI"): The Company calculates Property NOI by starting with Core EBITDA and adjusting for general and administrative expense, income associated with property management performed by Piedmont for other organizations and other income or expense items for the Company, such as interest income from loan investments or costs from the pursuit of non-consummated transactions. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Property NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Property NOI is helpful to investors as a supplemental comparative performance measure of income generated by its properties alone without the administrative overhead of the Company. Other REITs may not define Property NOI in the same manner as the Company; therefore, the Company’s computation of Property NOI may not be comparable to that of other REITs.

Same Store Net Operating Income ("Same Store NOI"): The Company calculates Same Store NOI as Property NOI attributable to the properties for which the following criteria were met during the entire span of the current and prior year reporting periods: (i) they were owned, (ii) they were not under development / redevelopment, and (iii) none of the operating expenses for which were capitalized. Same Store NOI also excludes amounts attributable to land assets. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other REITs may not define Same Store NOI in the same manner as the Company; therefore, the Company’s computation of Same Store NOI may not be comparable to that of other REITs.